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                                                                    Exhibit 10.2

                               SEVERANCE AGREEMENT

      THIS SEVERANCE AGREEMENT (the "Agreement") is made and entered into this February 17, 2003, by and between IESI Corporation, a Delaware corporation, on behalf of itself, its parent, subsidiaries and affiliates ("IESI"), and Thomas
J. Fowler ("Employee").

      WHEREAS, IESI is engaged in the solid waste management business;

      WHEREAS, IESI employs Employee in an executive capacity as its Vice President, Secretary, and General Counsel;

      WHERAS, in consideration of such employment Employee is willing to provide to IESI certain assurances regarding protection of IESI's interests in and to confidential and proprietary business information, which IESI has disclosed to Employee or which Employee will obtain by virtue of such employment with IESI, and IESI is willing to provide a severance payment to Employee;

      NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and for other good and valuable consideration not otherwise due, the receipt and sufficiency of which is hereby acknowledged by each of the parties to this Agreement, and each of the parties to this Agreement intending to be legally bound, it is agreed as follows:

            1. SEVERANCE PAYMENT. In the event of a Change of Control (as hereinafter defined) of IESI Corporation, you will be entitled to a severance payment equal to twelve (12) months' base salary, plus one hundred percent (100%) of the most recent annual cash bonus paid (or if Change occurs in 2003, the $20,000 promised in your offer letter) to you by IESI Corporation (the "Severance Payment"). The Severance Payment will be payable in full no later than sixty (60) days following the occurrence of such Change in Control.

            For purposes of this Agreement, "Change of Control" means the direct or indirect merger, sale, lease, transfer, conveyance or other disposition of all or substantially all of the capital stock, properties or assets of IESI Corporation and its subsidiaries taken as a whole, as a result of which, within six (6) months following such transaction, any of the following occurs (1) your employment is terminated, (2) there is a material reduction of the level of your compensation, or (3) the location of your employment is moved by more than fifty
(50) miles.

            2. NON-COMPETITION; NON-SOLICITATION. Employee hereby agrees that during the period of his employment with IESI and for twelve (12) months following the payment of the Severance Payment (the "Severance Period"), he will not, directly or indirectly, as a stockholder (except for the purpose of passive investment in an amount equal to less than 2% of any class of securities of any publicly held corporation), officer, director, employee, principal, member, manager, agent, trustee, partner, joint venturer, financing source, consultant, advisor or in any other capacity whatsoever, be associated with any entity engaged in, or engage in, or facilitate in any manner (including, without limitation, by the sale or transfer of any assets) the engagement by any other person in, any solid waste management business activities or services, anywhere within a radius of 50 miles from any IESI location in the continental United States (the "Restricted Area") that results in competition with IESI.

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            Employee further agrees that during the Severance Period he will not, directly or indirectly, solicit or hire any employee of IESI or otherwise interfere with or disrupt the employment relationship between IESI and any of its employees. Employee further agrees that during the Severance Period he will not, directly or indirectly, solicit or do business with any customers of IESI (with whom IESI does business or did business during the period of Employee's employment) or with any individuals or entities whom he met by virtue of his employment with IESI, which solicitation or doing business results in competition with IESI within the Restricted Area.

            3. CONFIDENTIALITY/NON-DISPARAGEMENT. In consideration for the execution by IESI of this Agreement, the Severance Payment, and other good and valuable consideration, Employee agrees to keep this Agreement, and each of its terms, strictly confidential. Employee specifically agrees not to discuss this Agreement, its existence, nor any of its terms, with any other person (including, but not limited to, other employees of IESI, and others with whom IESI has a business or professional relationship) except the Employee's attorney, accountant, financial advisor and members of his immediate family, governmental tax authorities or as required by law or regulation. Employee further agrees that he will advise any individual to whom the terms, conditions or existence of this Agreement have been disclosed of the confidentiality requirements of this paragraph. Moreover, both parties agree that they will not disparage or criticize either IESI or the Employee, or IESI's current, future or former employees, officers, or directors, to others, and will not communicate with others (except as may be required by law) in a manner which does or might portray either the Employee or IESI its current, future or former employees, officers, or directors in a negative light. In the event that the Employee breaches this paragraph governing confidentiality and non-disparagement, or any part of it, the parties agree that all severance payments shall immediately cease, and Employee shall forfeit the right to any and all payments under this Agreement. Further, in the event of such a breach, unless otherwise prohibited by law, Employee agrees to reimburse IESI for all payments received by him from IESI under this Agreement to date, including all severance payments. This remedy shall not, however, be considered the exclusive remedy of IESI for a breach of any provision of this Agreement. In the event that IESI breaches its non-disparagement obligation as set forth herein, the Employee may seek injunctive relief in a court of law.

            4. NON-DISCLOSURE. Employee agrees that he will not disclose or divulge to any person or entity or use for his own benefit or for the benefit of any other person or entity, any confidential or proprietary business information concerning the business and affairs of IESI, which information is developed or obtained by Employee during the course of his employment with IESI, unless he is legally compelled to do so; PROVIDED, HOWEVER, that in such event Employee shall provide IESI with immediate written notice so that IESI may seek a protective order or other appropriate remedy. Furthermore, Employee acknowledges that such confidential or proprietary business information is unique, valuable, considered trade secrets, is proprietary to IESI and is and will remain the property of IESI. As used in this Agreement, "confidential or proprietary business information" shall include, but not be limited to, IESI's customer lists, prospective customer lists, individual names of customers and prospective customers, the needs and requirements of any such actual or prospective customers, sales volumes of individual customers, financial records, pricing procedures, marketing policies and strategies, improvements, processes, products in development, and techniques. Employee also agrees that concurrently with the termination of his employment or at any other time upon request of IESI,


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Employee shall deliver to IESI all confidential or proprietary business information and all property of IESI in the control or possession of Employee, including cellular telephones, computer hardware or software, business cards and other documents, information, material or equipment relating to any of the foregoing confidential or proprietary business information or belonging to IESI which he has in his control or possession.

            Furthermore, Employee agrees that all memoranda, notes, records, customer lists or other documents made or compiled by him or otherwise made available to him concerning the business of IESI or its subsidiaries or affiliates is the property of IESI and he shall deliver the same to IESI upon the expiration or termination of his employment with IESI or at any other time upon request by IESI, and he shall retain no copies of those documents and shall never at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of IESI. Employee agrees that to the extent any confidential or proprietary business information of IESI may constitute a "trade secret" as defined by applicable law, then, in addition to the remedies set forth in this Agreement, IESI may elect to bring an action against Employee in the case of any actual or threatened misappropriation of any such trade secret by Employee.

            5. REASONABLE RESTRAINTS. Employee expressly recognizes and agrees that the restraints imposed in this Agreement are (i) reasonable as to time, geographic limitation and scope of activity to be restrained; (ii) reasonably necessary to the enjoyment by IESI of the value of its assets and to protect its legitimate interests; (iii) represent a reasonable and necessary restriction for the protection of the legitimate interests of IESI; and (iv) not oppressive. Employee further expressly acknowledges that the failure by Employee to observe and comply with the covenants and agreements in this Agreement will cause irreparable harm to IESI, and that it is and will continue to be difficult to ascertain the extent of the harm and damages to IESI that such a failure by Employee would cause. Employee agrees that the consideration received by him for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Employee of his ability to earn a reasonable living in the solid waste management business or otherwise, and that Employee has acquired knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. In the event that any court having jurisdiction should find that the restraints set forth in this Agreement are unreasonable as to time, geographic area or scope of activity as to constitute an undue hardship on Employee, then, in such event only, such restraints shall be deemed reduced to the extent necessary in the opinion of such court to make their application reasonable.

            6. VOLUNTARY AND KNOWING WAIVER. By signing this Agreement, Employee acknowledges and agrees that:

                  (a) he has been afforded a reasonable and sufficient period of time to review, for deliberation thereon and for negotiation of the terms thereof;

                  (b) he has carefully read and understands the terms of this Agreement;

                  (c) he has had the opportunity to seek the advice of an attorney of his choice prior to signing this Agreement;


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                  (d) IESI provided him with a period of ten (10) days after his receipt of the Agreement to review and consider it;

                  (e) he has signed the Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder.

            7. ENFORCEMENT. Employee further recognizes that Employee's services to IESI and the agreements and covenants hereunder are special, unique and of extraordinary character. Accordingly, Employee acknowledges that, in addition to any other rights and remedies which IESI may have in the event of any breach of this Agreement, IESI shall be entitled, and hereby is expressly and irrevocably authorized by Employee, INTER ALIA, to demand and obtain specific performance, including, without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Employee in order to enforce against Employee, or in order to prevent any breach or any threatened breach by Employee of, the covenants and agreements contained herein. In case of any breach of this Agreement, nothing herein contained shall be construed to prevent IESI from seeking such other remedy in the courts as it may elect or invoke.

            8. GOVERNING LAW. This Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, construed, enforced and governed in accordance with the laws of the State of Texas without regard to any conflict or choice of laws, rules or principals. The parties submit to the exclusive jurisdiction and venue of the federal or state courts located in the County of Tarrant to resolve any issues that may arise out of or relate to this agreement.

            9. SEVERABILITY. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

            10. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties relating to the subject matter hereof. This Agreement may be modified only by a subsequent written agreement, executed by the parties.

            11. BINDING EFFECT. All covenants, representations, and agreements made by or on behalf of Employee and IESI contained in this Agreement shall be binding upon the parties and their respective spouse, successors, representatives, assigns, legatees, heirs and estates.



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      IN WITNESS WHEREOF, the parties hereto have executed this Severance
Agreement on the ________________, 2003.

                                         IESI CORPORATION


                                         By: /s/ Charles F. Flood
                                            -----------------------------
                                         Name: Charles F. Flood
                                         Title: President and CEO



                                         EMPLOYEE


                                         By: /s/ Thomas J. Fowler
                                            -----------------------------
                                         Name: Thomas J. Fowler





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